Exhibit 99.1

TetraLogic Agrees to Acquire Shape Pharmaceuticals, Inc.

•                  SHAPE, a novel, tissue-targeted topical HDAC inhibitor, is expected to enter Phase 2 trials for early-stage CTCL

•                  Encouraging responses seen in a randomized Phase 1 trial after only 28 days of use, with no significant safety events

•                  SHAPE is designed to avoid systemic absorption and related HDACi toxicities

•                  Adds second clinical-stage oncology compound to the TetraLogic portfolio

•                  Conference call at 8:00 a.m., tomorrow, April 8, 2014

MALVERN, PA. — April 7, 2014 — TetraLogic Pharmaceuticals Corporation (NASDAQ: TLOG) announced today that it has executed a definitive agreement to acquire by merger 100% of Shape Pharmaceuticals, a privately-held biotechnology company developing suberohydroxamic acid phenyl ester (SHAPE), a novel, tissue-targeted HDAC inhibitor in a topical gel formulation to treat stage IA-IIA Cutaneous T-Cell Lymphoma (CTCL), adding a second clinical-stage oncology compound to the TetraLogic portfolio.

SHAPE is designed to be rapidly degraded in plasma, thus avoiding systemic exposure.  In a randomized Phase 1 trial, promising early activity with SHAPE was observed, with responses seen after only 28 days of administration.  SHAPE was generally well tolerated in this study with no dose limiting toxicities observed.

The Company believes that the gel formulation provides concentrated local effect and the molecule itself is designed to avoid systemic absorption and related toxicities. The Company expects to commence a Phase 2 trial of SHAPE for early-stage CTCL in the fourth quarter of 2014.

SHAPE’s composition of matter patent extends until at least 2028; in addition, SHAPE has been granted US orphan drug designation for CTCL.  TetraLogic has acquired worldwide development and commercialization rights to SHAPE for all indications.

Under the terms of the agreement, TetraLogic will acquire Shape for an upfront cash payment of $13 million.  TetraLogic is also responsible for future development and commercialization milestones, as well as tiered royalties on product sales.

“We are pleased to have augmented our oncology pipeline with this acquisition,” said J. Kevin Buchi, TetraLogic’s President and CEO.  “We are encouraged with SHAPE’s clinical data to date, specifically the response rate and early onset of action, and we expect to advance it into Phase 2 trials later this year with a goal of evaluating the 6 month efficacy of SHAPE in Stage IA-IIA CTCL patients.”

SHAPE Clinical Development Program

In a Phase 1 randomized, double-blind, placebo-controlled, dose-escalating clinical trial, 15 patients were administered SHAPE, BID for 28 days, while 3 patients were administered placebo.  4 of the 15 patients demonstrated PRs (clinical improvement of lesions) by Composite Assessment of Index Lesion Severity or CAILS score, while the patients on placebo demonstrated no significant improvements.  PK data indicated minimal systemic exposure, and PD data demonstrated local dermal acetylation.  No significant safety events were observed.

About Cutaneous T-Cell Lymphoma

Cutaneous T-Cell Lymphoma (CTCL) is a rare, life-altering, and life-threatening form of Non-Hodgkin’s lymphoma (NHL) which initially presents in the skin. CTCL is a heterogeneous group of malignant lymphomas that are more common in men, occur most often in people older than 55, and affect twice as many African-Americans as Caucasians. CTCL patients typically present with skin symptoms and lesions, including follicular papules, erythematous patches, elevated plaques, alopecia, pendulous slack skin, pustular lesions and subcutaneous nodules. Lesions of this lymphoma may remain as patches or plaques confined to the skin for many years prior to the development of cutaneous tumors or visceral disease.  US CTCL prevalence is approximately 30,000 patients.  Stage IA, IB, and IIA, the stages of the disease restricted to the skin, comprise approximately 75% of the CTCL patient population.

Conference Call Information

At 8:00 a.m. Eastern Time tomorrow, April 8, 2014, TetraLogic’s management team will host a conference call and live audio webcast to review the transaction and related matters. The live webcast and a replay may be accessed by visiting TetraLogic’s website at http://ir.tetralogicpharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 888-734-0328 (U.S.) or 678-894-3054 (international) to listen to the conference call. The conference ID number for the live call is 24892387. To access the replay, please call (855)-859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 24892387. The telephone replay will be available until April 15, 2014.

About TetraLogic

Tetralogic is a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics in oncology and infectious diseases.  Birinapant is currently being tested in Phase 1 and Phase 2 clinical trials for hematological malignancies and solid tumors.  SHAPE is entering Phase 2 trials for early-stage CTCL.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements relate to future events or TetraLogic’s pre-clinical and clinical development of birinapant, SHAPE and other clinical programs, future expectations, plans and prospects.  Although TetraLogic believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements.  TetraLogic has attempted to identify forward-looking statements by terminology including ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘potential,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ ‘‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.  These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19,2014.  Any forward-looking statements contained in this release speak only as of its date.  We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contact:

Company Contact:

Pete A. Meyers

Chief Financial Officer and Treasurer

TetraLogic Pharmaceuticals Corporation

(610) 889-9900, x103

pete.meyers@tlog.com

Investor Relations Contact:

Ami Bavishi

Burns McClellan, Inc.

(212) 213-0006

abavishi@burnsmc.com